Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
John M. Radak, Chief Financial Officer	Don Markley/Bruce Voss
(858) 646-8032	(310) 691-7100

QUIDEL REPORTS STRONG THIRD QUARTER RESULTS

Revenue Increased 16% and Operating Income Increased 87%

SAN DIEGO (October 24, 2007) — Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced financial results for the three and nine months ended September 30, 2007.

Highlights:

•                  Q3 revenues increased 16% to $27.6 million

•                  Q3 operating income increased 87% to $3.7 million

•                  Q3 net income rose 13% to $2.4 million and diluted EPS rose 17% to $0.07

•                  Year-to-date revenue up 19% to $80.1 million, and YTD net income up 61% to $5.5 million

•                  Influenza test co-marketing agreements with Abbott and Roche AG

•                  Forbes magazine names Quidel one of “America’s 200 Best Small Companies”

•                  Adventist Health System, largest non-profit hospital system in U.S., selects Quidel as flu test supplier

For the third quarter of 2007, total revenues increased 16% to $27.6 million, compared with $23.7 million for the third quarter of 2006.  Net income for the third quarter of 2007 was $2.4 million, or $0.07 per share on a fully diluted basis, compared with net income of $2.1 million, or $0.06 per share on a fully diluted basis, for the prior-year third quarter.

Operating income for the 2007 third quarter reached $3.7 million, or 14% of total revenue, an increase of 87% compared with operating income of $2.0 million, or 8% of total revenue, for the prior-year third quarter.  Stock-based compensation expense was $1.0 million for the third quarter of 2007, compared with $0.9 million for the third quarter of 2006.

“Quidel’s strong financial performance in the third quarter was driven by growth in our infectious disease test product family,” said Caren Mason, president and chief executive officer.  “During the quarter, we also enhanced our leadership position in influenza testing through two marketing agreements — one with Abbott U.S. Point-of-Care, which will co-market the QuickVue® Influenza A+B test with their iSTAT® analyzer and CLIA waived CHEM 8+ cartridge, and the other with Roche AG in a ‘test and treat’ co-marketing program in Germany utilizing our tests and their prescription antiviral drug Tamiflu®.

“We are also very pleased with the recently published results of two research studies, both of which highlight the importance of point-of-care testing to properly treat cases of influenza,” said Mason.  “A study conducted by clinical researchers in Austin, Texas with 876 pediatric patients demonstrated that physicians who received flu-test results were four times more likely to prescribe antiviral treatments for children with the flu, and were significantly less likely to prescribe antibiotics for children with influenza, than were physicians who did not receive test results. Separately, initial results of an ongoing study conducted in Australia demonstrated that nursing homes receiving active surveillance with rapid tests and intervention with antivirals showed a significantly reduced rate of flu outbreaks, a shorter time between initial outbreak and treatment and a shorter duration of outbreaks when compared to nursing homes with routine self-reporting of outbreaks and no rapid tests.  These studies support our QVB™ (Quidel Value Build) strategy, and our efforts to improve the quality of care and further demonstrate the economic benefits of rapid diagnostics.

“Finally, I am proud that Quidel was named by Forbes magazine as one of ‘America’s 200 Best Small Companies’ for 2007.  This is a tribute to the hard work by everyone at Quidel, and is a sign of our commitment to excellence,” said Mason.

Year-to-Date Results

Total revenues for the first nine months of 2007 were $80.1 million, up 19% compared with total revenues of $67.2 million for the first nine months of 2006.  Net income in the first nine months of 2007 was $5.5 million, or $0.17 per diluted share, compared with net income of $3.4 million, or $0.10 per diluted share, in the first nine months of 2006.  Operating income in the first nine months of 2007 reached $8.3 million, or 10% of total revenues, up 180% compared with operating income of $3.0 million, or 4% of total revenues, in the first nine months of 2006. Stock-based compensation expense in the first nine months of 2007 was $3.4 million, compared with $2.5 million in the comparable period in 2006.

Liquidity

Cash and cash equivalents as of September 30, 2007 were $35.3 million, compared with $36.6 million as of December 31, 2006. Year-to-date, the Company has repurchased approximately 1.5 million shares of its common stock for $17.0 million under the Company’s previously announced share repurchase program.  $21.4 million remains available for stock repurchase under this program.

Conference Call Information

Quidel management will host a conference call to discuss these topics as well as other business matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).  During the conference call, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

To participate via telephone, please call (888) 803-7396 from the U.S. or (706) 634-1052 for international callers.  A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 for international callers, and entering reservation number 20306682. The conference call will be broadcast live over the Internet at www.quidel.com and will be available for 14 days following the call.

The financial results included in this press release are unaudited.  The complete, unaudited financial statements of the Company for the quarter and nine months ended September 30, 2007 will be included in Quidel’s Quarterly Report on Form 10-Q to be filed with the SEC on or before November 10, 2007.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health.  Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit.  For more information visit www.quidel.com, www.colorectal-test.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties.  Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the length and severity of cold and flu seasons, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently.  The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered.  You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.

[Table to follow]

Quidel Corporation

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three months ended September 30,		Year to date September 30,
	2007	2006	2007	2006
	(unaudited )

Total revenues	$27,570	$23,720	$80,084	$67,241

Cost of sales	11,159	10,344	33,427	29,527
Research and development	3,128	3,126	9,774	9,903
Sales and marketing	4,667	4,080	14,051	12,312
General and administrative	3,546	3,322	10,359	9,547
Amortization of intangibles	1,329	849	4,151	2,979

Total costs and expenses	23,829	21,721	71,762	64,268

Income from operations	3,741	1,999	8,322	2,973

Interest expense	(182)	(188)	(558)	(573)
Interest income	440	346	1,372	1,070
Other,net	—	(14)	(4)	(48)
Total other income	258	144	810	449

Income before income taxes	3,999	2,143	9,132	3,422

Provision for income taxes	1,579	—	3,607	—

Net income	$2,420	$2,143	$5,525	$3,422

Basic earnings per share:	$0.08	$0.07	$0.17	$0.10
Diluted earnings per share:	0.07	0.06	0.17	0.10

Weighted shares used in basic per share calculation	31,784	32,551	32,031	33,060
Weighted shares used in diluted per share calculation	32,762	33,744	33,024	34,400

Research and development as a % of total revenues	11%	13%	12%	15%
Sales and marketing as a % of total revenues	17%	17%	18%	18%
General and administrative as a % of total revenues	13%	14%	13%	14%
Income from operations as a % of total revenues	14%	8%	10%	4%

Condensed balance sheet (in thousands):	9/30/07	12/31/06

Cash and cash equivalents	$35,268	$36,625
Working capital	53,595	53,063
Total assets	119,852	127,048
Long term obligations	7,938	8,439
Stockholders’ equity	97,690	103,276

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